                   [MULDOON MURPHY & AGUGGIA LLP LETTERHEAD]



                                 June 8, 2007

VIA EDGAR
---------

U.S. Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, DC  20549

      RE:   NEW NORTH PENN BANCORP, INC.
            REGISTRATION STATEMENT ON FORM S-4

Dear Sir or Madam:

      Enclosed herewith for filing please find the Registration Statement on Form S-4 for New North Penn Bancorp, Inc., the proposed holding company for North Penn Bank, a Pennsylvania-chartered stock savings bank, the deposits of which are insured by the Federal Deposit Insurance Corporation. A wire transfer has been executed pursuant to 17 C.F.R. ss.202.3a in the amount of $295, which constitutes the filing fee for the Registration Statement.

      If you have any questions regarding this filing, please contact the undersigned or Joseph J. Bradley at (202) 362-0840.

                              Very truly yours,

                              MULDOON MURPHY & AGUGGIA LLP

                              /s/ Aaron M. Kaslow

                              Aaron M. Kaslow


Enclosures
cc:   Frederick L. Hickman, President and CEO
      Corey D. O'Brien, Esq.
      Joseph J. Bradley, Esq.

                    [MULDOON MURPHY & AGUGGIA LLP LETTERHEAD]

                                  June 8, 2007


VIA EDGAR
---------

U.S. Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, DC  20549

      RE:   NEW NORTH PENN BANCORP, INC.
            REGISTRATION STATEMENT ON FORM SB-2

Dear Sir or Madam:

      Enclosed herewith for filing please find the Registration Statement on Form SB-2 for New North Penn Bancorp, Inc., the proposed holding company for North Penn Bank, a Pennsylvania-chartered stock savings bank, the deposits of which are insured by the Federal Deposit Insurance Corporation. A wire transfer has been executed pursuant to 17 C.F.R. ss.202.3a in the amount of $447, which constitutes the filing fee for the Registration Statement.

      If you have any questions regarding this filing, please contact the undersigned or Joseph J. Bradley at (202) 362-0840.

                              Very truly yours,

                              MULDOON MURPHY & AGUGGIA LLP

                              /s/ Aaron M. Kaslow

                              Aaron M. Kaslow


Enclosures
cc:   Frederick L. Hickman, President and CEO
      Corey D. O'Brien, Esq.
      Joseph J. Bradley, Esq.